Continental Airlines, Inc.
2009-2 EETC Investor Presentation
Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-158781
October 27, 2009

 The issuer has filed a registration statement (including a prospectus) with the
 SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the
 SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley at 1-866-718-1649, Goldman Sachs at 1-866-
 471-2526 or Credit Suisse at 1-212-538-5441 (institutional investors)

Continental Airlines 2009-2 EETC
 • Continental Airlines, Inc. (“Continental”) is offering $579,273,000 of Pass
 Through Certificates, Series 2009-2
 • Two classes of Pass Through Certificates: Class A of $474,273,000 and Class B
 of $105,000,000
 • The proceeds from the offering will be used by Continental to:
 – Finance the purchase of 2 new Boeing 777-200ER aircraft and 7 new Boeing 737-
 800 aircraft to be selected from a pool of 9 Boeing 737-800 aircraft, which are scheduled for delivery in the first half of 2010
 – Refinance the following 8 aircraft originally delivered new to Continental in 1999-
 2000:
 • 3 Boeing 737-800s
 • 3 Boeing 757-200s
 • 1 Boeing 767-400ER
 • 1 Boeing 777-200ER
 • Joint Bookrunners and Joint Structuring Agents: Morgan Stanley, Goldman
 Sachs and Credit Suisse

Summary of the Offering
 Principal Amount
 Expected Ratings
 Initial and Highest LTV(1)
 Interest Rate

 Initial Average Life
 Regular Distribution Dates
 Final Expected Distribution Date
 Final Maturity Date
 Section 1110 Protection
 Liquidity Facility

 Liquidity Provider

 Depositary
Notes:
1. Calculated as of November 10, 2010, the first Regular Distribution Date, after all 17 aircraft are expected to have been financed
  Class A   Class B
 $474,273,000  $105,000,000
 A- / Baa2   BBB- / Ba2
 54.0%   65.6%
 Fixed, semi-annual,   Fixed, semi-annual,
 30/360 day count   30/360 day count
 7.9 years   4.9 years
 May 10 and November 10  May 10 and November 10
 November 10, 2019  May 10, 2017
 May 10, 2021  November 10, 2018
 Yes   Yes
 3 semi-annual    3 semi-annual
 interest payments   interest payments
 Natixis S.A., New York Branch   Natixis S.A., New York Branch
 (P-1 / A-1)   (P-1 / A-1)
 The Bank of New York Mellon   The Bank of New York Mellon
 (P-1 / A-1+)   (P-1 / A-1+)

Key Structural Elements
 • Classes Offered: Two tranches of amortizing debt offered, each of which will benefit from a liquidity facility covering three semi-annual interest payments
 • Waterfall: Interest on the Preferred Pool Balance on the Class B paid ahead of Class A principal (same as CAL 2007-1)
 • Buy Out Rights: Class B Certificateholders have the right to purchase all (but not less than all) of the Class A certificates at par plus accrued and unpaid interest upon Continental bankruptcy or certain other events
 • Cross-Default: Yes, from day one
 • Cross Collateralization: Yes, from day one
 • Collateral: Core aircraft types to Continental’s fleet operations, including 9 new delivery aircraft

Aircraft Type[1]	Registration Number	Delivery Month	Current EETC[2]	Appraised Value[3]
Boeing 737-824	N14235	August 1999	1999-1	$28,833,333
Boeing 737-824	N37253	September 2000	2000-1	28,120,000
Boeing 737-824	N76254	September 2000	2000-1	26,910,000
Boeing 737-824	N76519	January 2010	N/A - New	49,400,000
Boeing 737-824	N77520	January 2010	N/A - New	49,400,000
Boeing 737-824	N79521	February 2010	N/A - New	49,400,000
Boeing 737-824	N76522	February 2010	N/A - New	49,400,000
Boeing 737-824	N76523	March 2010	N/A - New	49,400,000
Boeing 737-824	N78524	March 2010	N/A - New	49,400,000
Boeing 737-824	N77525	April 2010	N/A - New	49,400,000
Boeing 757-224	N17139	February 2000	2000-1	23,030,000
Boeing 757-224	N41140	February 2000	2000-1	23,596,667
Boeing 757-224	N19141	June 2000	2000-1	25,510,000
Boeing 767-424ER	N67052	September 2000	2000-1	44,616,667
Boeing 777-224ER	N79011	June 1999	1999-1	71,460,000
Boeing 777-224ER	N76021	April 2010	N/A - New	130,100,000
Boeing 777-224ER	N77022	May 2010	N/A - New	130,310,000

Collateral Summary
Notes:
1. The collateral list assumes the first 7 of the 9 Boeing 737-800 aircraft from which Continental may choose are financed hereunder
2. The currently owned aircraft are subject to existing security interests. Such security interests are scheduled to be discharged prior to June 2010, and each currently owned aircraft will be available for financing under this Offering once such existing security interest with respect to such aircraft has been discharged
3. The lesser of the mean and median values as appraised by AISI, BK Associates and Morten Beyer & Agnew (Maintenance Adjusted Base Value in the case of the currently owned Aircraft and Base Value in the case of the new Aircraft)

EXCEL SOURCE range
$B$6:$H$27 copied at 26-
Oct-09 09:22:43:
AFTERBURNER09\Model\C
AL 2009-2 Tables for
ProSup 10 26 09.xls (Eq
Notes and AC)

Wide Body
43%
Narrow Body
57%
B777-
200ER
38%
B737-800
49%
B767-
400ER
5%
B757-200
8%

Vintage
31%
New
69%

Note:

Diverse Collateral Pool
 • The collateral pool benefits from diversification of aircraft types and vintage
 – 57% Narrowbody / 43% Widebody Mix(1)
 – 69% New / 31% Vintage
CAL 2009-2 Collateral Mix
Distribution of Appraised Value(1)
1. The percentages were calculated assuming the first 7 Boeing 737-800 aircraft of the 9 from which Continental may choose from are financed hereunder

Aircraft Appraisals
 • Continental has obtained Base Value Desktop Appraisals from three appraisers (AISI, BK Associates and Morten Beyer & Agnew)
 • Owned Aircraft: Maintenance Adjusted Base Value
 • New Aircraft: Base Value
 • Maintenance Adjusted Base Value includes adjustments from the mid-time, mid-life baseline to account for the actual maintenance status of the aircraft
 • Appraisers looked at specific maintenance records of each of the currently owned aircraft(1)
 • Provides a more precise valuation of a given aircraft than Base Value
 • Aggregate aircraft appraised value of $878.29 million(2)
 • Appraisals available in the Preliminary Prospectus Supplement
 • Appraisals indicate initial collateral cushion of 46.0% on the Class A certificates and 34.4% on the Class B certificates(3)
Notes:
1. BK Associates and AISI assumed completion of 8C checks due in the near term for aircraft serial numbers 30584 and 30779 while MBA did not
2. Aggregate aircraft appraised value of the 8 currently owned aircraft, 2 new B777-200ERs and the first 7 Boeing 737-800 aircraft. Appraised value is the lesser of the average and median values of each aircraft as appraised by three appraisers. The appraisal is only an estimate of value and should not be relied upon as a measure of realizable value
3. The percentages were calculated assuming the first 7 Boeing 737-800 aircraft of the 9 from which Continental may choose from are financed hereunder

Collateral Overview
Boeing 737-800
 • Overview: Member of the Boeing 737 Next Generation (NG) family which has become a mainstay of the US short-haul fleet
 • Strengths(1):
 – 737-NG family is the world’s all-time best selling family of narrowbody commercial aircraft
 – B737-800 is the best selling model within the 737 family
 – #1 in terms of order book (3,251)
 – #2 in terms of operators (118)
Notes:
1. The Boeing Company, Morten Beyer & Agnew

Collateral Overview
Boeing 757-200
 • Overview: Twin engine 757-200 is known for its fuel efficiency, low noise levels and operating performance and is well-suited for thin long-haul routes
 • Strengths(1):
 – The only aircraft type currently operated by all six U.S. legacy carriers
 – Offers the lowest seat-mile costs in its capacity and range class
 – Currently has no direct replacement - values have stabilized as U.S. airlines have retained the type and invested in improvements such as winglets
 – Increasingly used on long-haul routes connecting smaller cities which would be uneconomical to serve using widebody aircraft
 – Long term value retention is supported by the development of freighter conversion programs and by the potential acquisition by air carriers based in developing nations

Notes:
1. SH&E, Morten Beyer & Agnew

Collateral Overview
Boeing 767-400ER
 • Overview: Newest and largest of the Boeing 767 family
 • Strengths(1):
 – Medium size widebody of choice for Continental and Delta Airlines
 – Extended Range Twin-Engine Operations (ETOPS) capability makes the B767-400ER a highly cost efficient aircraft for trans-Atlantic routes
 – Highly effective in larger markets which do not require Boeing 777 size or range

Notes:
1. The Boeing Company, SH&E, BK Associates, Morten Beyer & Agnew

Collateral Overview
Boeing 777-200ER
 • Overview: Most popular widebody aircraft in service and a staple of the trans
 -Atlantic and trans-Pacific fleets of many operators
 • Strengths(1):
 – Second best selling widebody family in Boeing history and fourth best selling aircraft in Boeing history(2)
 – Strong potential for freighter conversion, which can extend the life of the aircraft and support residual values
 – Availability is limited with most surplus aircraft now absorbed
 – In the medium term, the 777-200ER is well-positioned with a broad operator and distribution base
Note:
1. The Boeing Company, SH&E, BK Associates
2. Excludes MD-80